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                                                                   EXHIBIT 99.1

      CTI MOLECULAR IMAGING, INC. UPDATES GUIDANCE FOR FOURTH QUARTER AND
                               FISCAL YEAR 2003

KNOXVILLE, TN - OCTOBER 1, 2003 - CTI Molecular Imaging, Inc. (Nasdaq: CTMI), announced today that earnings for the fiscal fourth quarter and year ended September 30, 2003 will fall below prior expectations.

Revenues are expected to approximate $115 million for the fourth quarter and $357 million for the year, up from $258.4 million in 2002. Earnings per share is expected to be $0.11 to $0.13 for the fourth quarter and $0.44 to $0.46 for the full fiscal year, which is after the $.03 effect of a previously announced, one-time, non-cash charge of $1.4 million related to in-process R&D expenses at Mirada Solutions Ltd., which was acquired in August 2003.

"The overall level of net scanner shipments is coming in at 60 units, which is below our expectations by 6 units primarily due to lower shipments to third party distributors. Additionally, our otherwise smooth transition to a new financing partner caused a delay on a few direct sale transactions at CTI Services, limiting our ability to compensate for the shortfall in third-party distributors' orders. Earnings were also affected by price competition that negatively impacted our margins and our recording of a reserve of $600,000 related to the DVI bankruptcy," said David Gill, Senior Vice President and Chief Financial Officer of CTI.

New business activity with non-hospital customers continued to be strong during the fourth quarter with 27 new orders booked through direct distribution at CTI Services. A total of 101 scanner orders was booked by CTI Services in fiscal year 2003. The company will provide guidance with regard to 2004 after the full results for the fourth quarter are announced in November 2003.

CONFERENCE CALL INFORMATION:

CTI will conduct a conference call to further discuss this announcement on Thursday, October 2 at 8:30 AM EST. The dial-in number is (706) 643-3432 with the conference identification number of 3101939. A simultaneous webcast of the call will be accessible via the internet at www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

ABOUT CTI:

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, cardiac disease and neurological disorders. Additional information is available at: www.ctimi.com.

CONTACT:
CTI Molecular Imaging, Inc., Knoxville, TN
Michael A. Lawless, 865-218-2000

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be


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identified by words such as "assume," "expect," "anticipate," "intend,"
"estimate" or similar expressions, and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Various factors could cause actual results to differ materially from those anticipated in the forward-looking statements. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, Quarterly Reports on Form 10-Q, and in other reports CTI files with the SEC.